Exhibit 4.64

ChipMOS TECHNOLOGIES (Bermuda) LTD.

as Assignor

-and-

THAILIN SEMICONDUCTOR CORP.

as Assignee

ASSIGNMENT AND ASSUMPTION AGREEMENT

in respect of

Master Loan Agreement dated as of July 12, 2004 among ChipMOS TECHNOLOGIES

(Bermuda) LTD., as lender, Modern Mind Technology Limited, as borrower, and

Jesper Limited, as guarantor

and

Pledge Agreement dated as of July 12, 2004 among Modern Mind Technology Limited,

as pledgor, ChipMOS TECHNOLOGIES (Bermuda) LTD., as pledgee, and ChipMOS

TECHNOLOGIES (Shanghai) LTD.

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Assignment Agreement”) is made on April 22, 2011.

BETWEEN:

(1)	ChipMOS TECHNOLOGIES (Bermuda) LTD., an exempted company incorporated under the laws of Bermuda, with registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda. (“Assignor”); and

(2)	ThaiLin Semiconductor Corp., a company organized and incorporated under the laws of the Republic of China with registered office at No.4, Jen-De Road, FongShan Village, HuKou Township, Hsinchu County, Taiwan, R.O.C. (“Assignee”).

Whereas, the Assignor, Jesper Limited, a company incorporated under the laws of the British Virgin Islands (“Jesper Limited”) and Modern Mind Technology Limited, a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Jesper Limited (“Modern Mind”) have entered into a Master Loan Agreement dated as of July 12, 2004 (the “Master Loan Agreement”), under which the Assignor was willing to provide Modern Mind a loan of US$62,821,354.16 in the form of a demand note on the terms and conditions set forth herein and may be willing to provide Modern Mind with additional funds, should Assignor in its sole and absolute discretion decide from time to time to provide additional funds;

Whereas, in accordance with the Master Loan Agreement, based on Modern Mind’s issued demand note loan requests, the Assignor has provided a US$62,821,354.16 loan under Demand Note Loan dated July 29, 2004, a US$10,000,000.00 loan under the Demand Note Loan dated November 4, 2004, a US$10,000,000.00 loan under the Demand Note Loan dated December 15, 2004, a US$10,000,000.00 loan under the Demand Note Loan dated March 14, 2005, a US$20,000,000.00 loan under the Demand Note Loan dated September 26, 2005, a US$10,000,000.00 loan under the Demand Note Loan dated October 25, 2006, a US$7,500,000.00 loan under the Demand Note Loan dated August 4, 2008; accordingly, Modern Mind respectively issued demand promissory notes at the amount of US$62,821,354.16 on July 29, 2004, US$10,000,000.00 on November 4, 2004, US$10,000,000.00 on December 15, 2004, US$10,000,000.00 on March 14, 2005, US$20,000,000.00 on September 26, 2005, US$10,000,000.00 on October 25, 2006, US$7,500,000.00 on August 4, 2008;

Whereas, the Assignor, Modern Mind and ChipMOS TECHNOLOGIES (Shanghai) LTD. (“ChipMOS Shanghai”) have entered into a Pledge Agreement dated as of July 12, 2004 (the “Pledge Agreement”), under which Modern Mind agreed to secure the performance of all of its obligations under the Master Loan Agreement and any of the aforesaid demand note(s) and therefore created a pledge by way of a perfected first priority security interest in favor of the Assignor in all of its right, title, interest and benefits in and to, whether now owned or hereafter acquired by the Assignor and wherever located, (i) all of the equity interests of ChipMOS Shanghai that Modern Mind holds and will hold (the “Pledged Shares”), (ii) all rights and privileges of Modern Mind with respect to the Pledged Shares, now or hereinafter acquired, all proceeds, income and profits hereof and all property received in addition thereto, in exchange or substitution therefore, and (iii) any other assets of the Modern Mind;

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Whereas, in accordance with the Pledge Agreement and by way of security for the performance of its obligations under the Pledge Agreement, Modern Mind and ChipMOS Shanghai have respectively executed a power of attorney to irrevocably appoint the Assignor to be its attorney and in the name of Modern Mind or ChipMOS Shanghai, as the case may be, and on its behalf and as its act and deed, to sign, seal, execute, deliver and perfect all documents and to do all acts and things deemed necessary or reasonably required by the Assignor for the discharge of any of the obligations of Modern Mind or ChipMOS Shanghai, as the case may be, under the Pledge Agreement including without limitation executing any documents which may be necessary to transfer title to the Pledged Shares required by the Pledge Agreement;

Whereas, under the Master Loan Agreement, Jesper Limited agreed to guarantee all of Modern Mind’s obligations under the aforesaid Demand Note(s) and to pledge to the Assignor all of the outstanding Modern Mind Shares as security for such guarantee and to secure the prompt performance of all of Jesper Limited’s obligations under the Master Loan Agreement;

Whereas, notwithstanding the foregoing executed Pledge Agreement, Modern Mind did not deliver the stock certificates representing the Pledged Shares to the Assignor, and any and all of the registration or acts necessary for creating and perfecting the pledge in accordance with the Pledge Agreement under applicable laws has never been completed and conducted;

Whereas, the Assignor wishes to assign, and the Assignee wishes to assume, all rights and obligations of the Assignor under the Master Loan Agreement, and Pledge Agreement and the documents related thereto (“Related Documents”), subject to the terms and conditions herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the Assignor and the Assignee agree as follows:

1.	Interpretation

Unless the context requires otherwise, terms and expressions defined in the Master Loan Agreement and Pledge Agreement shall have the same meanings when used in this Assignment Agreement.

2.	Assignment and Assumption

The Assignor and the Assignee agree that with effect on and from the date of the Closing (defined below), the Assignor assigns to the Assignee, and the Assignee assumes, all of the rights and obligations of the Assignor under the Master Loan Agreement and Pledge Agreement.

The Assignee shall pay the consideration for this Assignment Agreement at the amount of US$39,950,000 by means of wire transfer of immediately available funds to the Assignor’s designated account at or prior to the Closing.

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3.	CONDITIONS PRECEDENT TO COMPLETION

3.1	Conditions Precedent to Obligations of Assignee. The obligation of the Assignee to close this assignment is subject to the fulfillment, prior to, or simultaneously with, Closing, of the following conditions, any one or more of which may be waived by the Assignee:

(a)	the warranties under Section 5 provided by the Assignor remain true and correct in all material respects on the Closing Date;

(b)	Consent and Acknowledgement of this Assignment Agreement has been signed respectively by Modern Mind, Jesper Limited and ChipMOS Shanghai;

(c)	the Assignor has duly attended to, and carried out, all corporate procedures that are necessary to effect its execution, delivery and performance of this Assignment Agreement and the other related documents to which it is as a party, and the transactions contemplated hereby and thereby;

(d)	all consents and approvals of, notices to and filings or registrations with any governmental authority or any other person required pursuant to any applicable law or regulation of any governmental authority to consummate the transactions contemplated under this Assignment Agreement and related documents (to the extent that such transactions are to be completed on or prior to the Closing Date), shall have been obtained or made; and

(e)	the Assignee’s investment in ChipMOS Shanghai’s shares, if the Assignee decides to convert any outstanding amounts under the demand note under the Master Loan Agreement into the Modern Mind shares after the Closing of this Assignment Agreement, has been approved by the Investment Commission, Ministry of Economic Affairs, ROC.

3.2	Conditions Precedent to Obligations of the Assignor. The Assignor’s obligation to closing this transaction is subject to the fulfillment, prior to or simultaneously with Closing, of the following conditions, any one or more of which may be waived by the Assignor:

(a)	the warranties under Section 6 provided by the Assignee remains true and correct in all material respects on the Closing Date;

(b)	the Assignee has duly attended to, and carried out, all corporate procedures that are necessary to effect its execution, delivery and performance of this Assignment Agreement and other related documents to which it is as a party, and the transactions contemplated hereby and thereby; and

(c)	all consents and approvals of, notices to and filings or registrations with any governmental authority or any other person required pursuant to any applicable law or regulation of any governmental authority to consummate the transactions contemplated under this Assignment Agreement and other related documents (to the extent that such transactions are to be closed on or prior to the Closing Date), shall have been obtained or made.

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4.	CLOSING

4.1	Time. Closing shall take place when all the conditions precedent set forth in Sections 3 (other than those conditions precedent that by their terms cannot be fulfilled until the Closing) are satisfied or waived or, at such other time and place as the Parties may agree.

4.2	Actions at Closing. At Closing,

(a)	the Assignor shall deliver to the Assignee an original copy of each of Master Loan Agreement, Pledge Agreement, Related Documents and copies of material documents and correspondences related thereto;

(b)	the Assignee shall pay the consideration by wire transfer of immediately available funds to an account designated by the Assignor;

(c)	the originals of Consent and Acknowledgement of this Assignment Agreement in the form substantially set out in Annex 1 signed by Modern Mind, Jesper Limited and ChipMOS Shanghai shall have been respectively delivered to the Assignor and Assignee; and

(d)	the Technology Transfer Agreement in the form substantially set out in Annex 2 shall have been executed by the Assignor and ChipMOS TECHNOLOGIES (Shanghai) LTD.

5.	Representations and Warranties of the Assignor

The Assignor hereby represents and warrants to the Assignee that:

(a)	it is a company limited by shares and duly incorporated and validly existing under the laws of the Bermuda;

(b)	it has full power, authority and legal right, and all necessary corporate action has been taken in order to authorize it to enter into this Assignment Agreement;

(c)	the Master Loan Agreement and Pledge Agreement together with the Related Documents which it has delivered or will deliver to the Assignee at the time of Closing is a complete set, and there have been no amendments thereto or variations thereof which the Assignor has not made known to the Assignee;

(d)	(i) the Master Loan Agreement and Pledge Agreement and the Related Documents are in full force and effect, subject to any necessary approvals of, and registrations and filings with the governmental authority, (ii) the Assignor has no defaults under the Master Loan Agreement and Pledge Agreement or any of the Related Documents or defaults which remain uncured as of the date hereof, (iii) the Assignor has not received any notices of default from Modern Mind;

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(e)	neither the Assignor’s rights under the Master Loan Agreement, the Pledge Agreement and the Related Documents nor any part thereof is subject to any assignment, pledge, lien, charge or other encumbrance in favor of any other person prior to the date of this Assignment Agreement; and

(f)	there are no actions, suits or proceedings pending or threatened by or against it in connection with or arising out of the Master Loan Agreement, the Pledge Agreement and the Related Documents.

6.	Representations and Warranties of the Assignee

The Assignee hereby represents and warrants to the Assignor that:

(a)	it is a company limited by shares and duly incorporated and validly existing under the laws of the Republic of China; and

(b)	it has full power, authority and legal right, and all necessary corporate action has been taken in order to authorize it to enter into this Assignment Agreement.

7.	Effective date and Termination

This Agreement shall become effective upon execution by both parties and may be terminated by either party on or after October 31, 2011, by written notice to the other party if the Closing has not occurred on or prior to such date.

8.	Notice of Assignment

The Assignor and the Assignee agree to give notice of assignment in the form substantially set out in Annex 1 to Modern Mind, Jesper Limited and ChipMOS Shanghai, and the Assignor further agrees to procure the acknowledgement and consent of assignment from Modern Mind, Jesper Limited and ChipMOS Shanghai.

9.	Further Assurance

The Assignor agrees to execute any relevant document and do any act or thing which the Assignee may reasonably request with a view to giving effect to the assignment contemplated under this Assignment Agreement.

10.	Notices

Each notice, demand or other communication to be given or made hereunder shall be given or made in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other party):

To the Assignor:	ChipMOS TECHNOLOGIES (Bermuda) LTD.
Address: No.1, R&D Rd. 1, Hsinchu Science Park, Taiwan, R.O.C.
Fax Number: +886-3-5668981
Attention: S. K. Chen

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To the Assignee:	ThaiLin Semiconductor Corp.
Address: No.4, JenDe Road, FongShan Village, HuKou Township, Hsinchu County, Taiwan, R.O.C.
Fax Number: +886-3-5972042
Attention: Julia Wei

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address, and (b) if given or made by fax, when dispatched with electronic confirmation of complete and error-free transmission Provided that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

11.	Miscellaneous

(a)	Law and Jurisdiction. This Assignment Agreement shall be governed by, and construed in accordance with the laws of the Republic of China. The Assignor and the Assignee agree that any legal action or proceeding arising out of or relating to this Assignment Agreement may be brought in the Hsinchu District Court as the court of first instance and hereby irrevocably submit to the non-exclusive jurisdiction of such court.

(b)	Entire Agreement. This Assignment Agreement and each of the Annexure attached hereto constitute the final agreement between the parties, and represent the complete and exclusive statement of the parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations, understandings and agreements between the parties with respect to the matters contained herein and therein are superseded by this Assignment Agreement.

(c)	Severability. If any provision of this Assignment Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Assignment Agreement shall remain in full force and effect, if the essential terms and conditions of this Assignment Agreement for each party remain valid, binding and enforceable.

IN WITNESS WHEREOF, this Assignment Agreement has been executed on the date first above written.

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The Assignor:

ChipMOS TECHNOLOGIES (Bermuda) LTD.

By:	/s/ S. J. Cheng
Name:	S. J. Cheng
Title:	Chairman and CEO

The Assignee:

ThaiLin Semiconductor Corp.

By:	/s/ Chang-Por Wu
Name:	Chang-Por Wu
Title:	Director

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ANNEX 1

Notice of Assignment

[            ], 2011

To:	Modern Mind Technology Limited
Jesper Limited
ChipMOS TECHNOLOGIES (Shanghai) LTD.

Re:	Notice of Assignment in respect of the Master Loan Agreement and the Pledge Agreement dated July 12, 2004

We refer to the Master Loan Agreement dated July 12, 2004 entered into by ChipMOS TECHNOLOGIES (Bermuda) LTD. (the “Assignor”), Jesper Limited (“Jesper”) and Modern Mind Technology Limited (“Modern Mind”) and the Pledge Agreement among Modern Mind, Assignor and ChipMOS TECHNOLOGIES (Shanghai) LTD. (the “Master Loan Agreement and Pledge Agreement”). Unless otherwise defined in this notice, capitalized terms used herein shall have the same meanings given to the terms in the Master Loan Agreement and Pledge Agreement.

We hereby give you notice that, by an assignment and assumption agreement dated April 22, 2011 (“the Assignment Agreement”) made between the Assignor and ThaiLin Semiconductor Corp. (the “Assignee”), the Assignor has assigned and the Assignee has assumed, all of the rights and obligations of the Assignor under the Master Loan Agreement and Pledge Agreement;

As from the date of this notice, all notices and other communications to the Assignee under the Master Loan Agreement and Pledge Agreement shall be sent to the following address and fax numbers:

ThaiLin Semiconductor Corp.

Address: No.4, JenDe Road, FongShan Village, HuKou Township, Hsinchu County, Taiwan, R.O.C.

Fax Number: +886-3-5972042

Attention: Julia Wei

You are requested to sign the Acknowledgement and Consent of this notice enclosed herewith and return the same to the Assignor and the Assignee.

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The Assignor:

ChipMOS TECHNOLOGIES (Bermuda) LTD.

By:

Name:	S. J. Cheng
Title:	Chairman and CEO

The Assignee:

ThaiLin Semiconductor Corp.

By:

Name:	Chang-Por Wu
Title:	Director

Acknowledgement and Consent

We acknowledge receipt of this notice and consent to the assignment and the terms of this notice.

Modern Mind Technology Limited

By:

Name:	Tung Siu-Lan, Ponti
Title:	Director

We acknowledge receipt of this notice and consent to the assignment and the terms of this notice.

Jesper Limited

By:

Name:	Tung Siu-Lan, Ponti
Title:	Director

We acknowledge receipt of this notice and consent to the assignment and the terms of this notice.

ChipMOS TECHNOLOGIES (Shanghai) LTD.

By:

Name:	Charles Chun-Ming, Cheng
Title:	Chairman

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ANNEX 2

TECHNOLOGY TRANSFER AGREEMENT

This Technology Transfer Agreement (this “Agreement”) is made and executed as of this [    ] day of [        ], 2011, by and between ChipMOS TECHNOLOGIES (Bermuda) LTD., a company incorporated under the laws of Bermuda, and having its principal office of business located at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda. (hereinafter referred to as “ChipMOS Bermuda”), and ChipMOS TECHNOLOGIES (Shanghai) LTD., a company incorporated under the laws of the People’s Republic of China (“PRC”), and having its principal office of business located at 9688 Songze Ave., Qingpu Industrial Zone, Shanghai, China. (hereinafter referred to as “ChipMOS Shanghai”)

(Each of ChipMOS Bermuda and ChipMOS Shanghai shall be referred to individually as a “Party” or collectively as the “Parties.”)

WHEREAS, ChipMOS Bermuda and ChipMOS Shanghai have entered into a Technology Transfer Agreement dated as of August 1, 2002, under which ChipMOS Bermuda transferred certain technologies for the package assembly and testing of wafer and semiconductor products it controls to ChipMOS Shanghai and ChipMOS Shanghai obtained such said technologies from ChipMOS Bermuda;

WHEREAS, ChipMOS Bermuda controls certain technologies for the package assembly and testing of wafer and semiconductor products;

WHEREAS, ChipMOS Bermuda has the right and desires to continue transferring the aforesaid technologies to ChipMOS Shanghai; and

WHEREAS, ChipMOS Shanghai wishes to continue obtaining from ChipMOS Bermuda, and ChipMOS Bermuda wishes to transfer said technologies, and provide technical support and consulting services to ChipMOS Shanghai.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

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Article I Definitions

1.1	“Confidential Information” shall mean all information that is disclosed to a Party by the other Party in connection with this Agreement that is conveyed (a) in written, graphic, machine readable or other tangible form and conspicuously marked “confidential,” “proprietary” or in some other manner to indicate its confidential nature; or (b) orally, provided that such information is designated in writing as confidential or proprietary within thirty (30) days of such oral disclosure.

1.2	“Effective Date” shall mean the date (i) on which the relevant Governmental Authority grant the necessary approvals or registration for the purpose of giving effect to or official registration of this Agreement, or (ii) August 1, 2012, whichever is later.

1.3	“Governmental Authority” shall mean the government agencies involved with the approval or registration of technology transfer and license hereof.

1.4	“Improvements” shall mean any modifications, improvements, changes or derivative works to the Licensed Technology, Technical Documentation or Services.

1.5	“Licensed Products” shall mean all products using the Licensed Technology, and assembled and tested at facilities of ChipMOS Shanghai.

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1.6	“Licensed Technology” shall mean, collectively, Patents and Know-How which are licensed or provided pursuant to the terms of this Agreement, and are necessary for package assembly or testing of semiconductor products which is controlled by ChipMOS Bermuda as of the date of this Agreement. The Licensed Technology is exclusively set forth in Annex I. For purposes of this Agreement, (a) “Patents” means all patent rights and all right, title and interest in all patent applications and patents to issue on them, all letters patent or equivalent rights and applications, including any reissue, extension, division, continuation or continuation-in-part applications throughout the world; (b) “Know-How” means all technical information (including but not limited to technical data or specifications, drawings, engineering information, process or production information, formulas, information on compositions of matter, techniques or methods, software or computer programs, and proprietary tools) related to the package assembly or testing of semiconductor products, which is available at ChipMOS Bermuda as of the date of this Agreement.

1.7	“Services” shall mean technical support or consulting services ChipMOS Bermuda tenders to ChipMOS Shanghai under this Agreement.

1.8	“Subsidiary” shall mean any company, partnership, joint venture, or other entity which directly or indirectly controls, is controlled by or is under common control with a Party. Control shall mean the possession of more than fifty percent (50%) of the voting stock or the power to direct or cause the direction of the management and policies of the controlled entity, whether through the ownership of voting securities, by contract or otherwise, but only for so long as such control exists.

1.9	“Technical Documentation” shall mean all drawings, data, charts, graphs, procedure books, operation manuals and data, technical processes and other tangible technical literature, necessary for the package assembly or testing of the semiconductor products, which is controlled by ChipMOS Bermuda as of the date of this Agreement.

1.10	“Term” means the effective term of this Agreement.

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Article II Technology Transfer

2.1	ChipMOS Shanghai agrees to acquire from ChipMOS Bermuda, and ChipMOS Bermuda agrees to transfer to ChipMOS Shanghai the Licensed Technology.

2.2	The Parties agree that the transfer of the Licensed Technology shall be implemented by way of delivery of Technical Documentation and provision of technical support and consulting services in accordance with this Agreement. The Parties acknowledge and agree that the nature of the transfer hereunder shall be that of grant of license under the Licensed Technology without transferring the title or ownership thereof, and the Licensed Technology shall remain the exclusive and proprietary property of ChipMOS Bermuda at all times and for all purposes.

Article III Consideration

3.1	In consideration for the transfer of Licensed Technology and the license granted under Articles 2 and 6, ChipMOS Shanghai shall pay ChipMOS Bermuda the lump sum license fee in the amount of US$ [,,.]

3.2	Payments by ChipMOS Shanghai to ChipMOS Bermuda are to be transferred and shall be made to the following bank account of ChipMOS Bermuda (unless written notice of change is given by ChipMOS Bermuda or otherwise indicated in ChipMOS Bermuda’s relevant invoice):

BENEFICIARY: CHIPMOS TECHNOLOGIES (Bermuda) LTD.

ACCOUNT NO.: 1069-694-008309

BENEFICIARY’S BANK: TAIWAN COOPERATIVE BANK

                                             OFFSHORE BANKING BRANCH

BANK ADDRESS: No. 23 Chung Cheng Road, Hsinchu, Taiwan

SWIFT CODE: TACBTWTP106

THRU BANK: CITIBANK N.A NEW YORK

                  (SWIFT CODE: CITIUS33)

3.3	Payment of the lump sum license fee set forth in Article 3.1 shall be made by installments by ChipMOS Shanghai to ChipMOS Bermuda at US$ [,,] on the last day of each quarter during the term of this Agreement.

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Article IV Delivery of Technical Documentation

4.1	ChipMOS Bermuda shall deliver the Technical Documentation to ChipMOS Shanghai in accordance with the schedule to be agreed upon by the Parties.

4.2	Unless the nature of the Technical Documentation being delivered requires a physical delivery, all Technical Documentation shall be delivered by electronic means with encryption, to the extent permissible under the applicable law, or other due safeguard for the transmission with necessary assistance from ChipMOS Shanghai.

4.3	In the case of physical delivery of Technical Documentation, the delivery shall be made at the risk and expense of ChipMOS Shanghai.

4.4	In the case of electronic transfer, ChipMOS Bermuda shall give an advance notice to ChipMOS Shanghai of such transmission, and will maintain records of the data replicated; and ChipMOS Shanghai shall inform ChipMOS Bermuda of receipt of such data within three days from receipt.

4.5	ChipMOS Shanghai shall be responsible for maintaining a database compatible with ChipMOS Bermuda’s system for ensuring the security of the data, and for controlling access by its employees.

Article V Services

5.1	ChipMOS Bermuda shall provide Services to ChipMOS Shanghai in accordance with this Agreement. The Services may include, but not limited to, support and advice regarding implementation of transfer of Licensed Technology and troubleshooting. The Services are intended to assist ChipMOS Shanghai in achieving an earlier time-to-market, implementation superiority, advance information on technology trends, in connection with the Licensed Technology and the Licensed Products. Notwithstanding the foregoing, the specific amount and type of the Services and the resources extended by ChipMOS Bermuda to render the Services shall be mutually agreed to by the relevant parties from time to time.

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5.2	During the stages of implementation of transfer of Licensed Technology at the facilities of ChipMOS Shanghai, ChipMOS Bermuda shall, by the request of ChipMOS Shanghai, dispatch its engineers to provide on-site Services by way of giving instruction and guidance to the staff of ChipMOS Shanghai with respect to the Licensed Technology. The period of Services shall be no longer than 6 months from the Effective Date.

5.3	During the Term, ChipMOS Bermuda shall provide the off-site Services during its normal business hours by methods of off-site communication including electronic mail, facsimile transmission, and telephone communication.

5.4	During the Term, ChipMOS Bermuda shall send technical experts to the facilities of ChipMOS Shanghai to carry out training program as pre-scheduled and agreed by the Parties. The training program will be designed by ChipMOS Bermuda with the goal to have the technical staff of ChipMOS Shanghai familiarize with the operation of the Licensed Technology, and the package assembly and testing of the Licensed Products.

5.5	ChipMOS Shanghai shall provide ChipMOS Bermuda with all the necessary assistances facilitating the provision of the Services by ChipMOS Bermuda. The Parties shall designate their respective coordinators for the transfer of Licensed Technology and provision of the Services.

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Article VI License

6.1	Subject to the terms and conditions of this Agreement, ChipMOS Bermuda hereby grants to ChipMOS Shanghai a non-exclusive, non-transferable right and license (without the right to grant sublicenses) (“License”) within the territory of the People’s Republic of China (exclusive of its independent customs regions) under the Licensed Technology to package, assemble, test, make, use, develop, import, sell, lease and otherwise dispose of any kind of Licensed Products. ChipMOS Shanghai shall not transfer or assign the License nor shall have the rights and licenses under this Agreement exercised or enjoyed by any third party. The License shall be valid for the Term unless terminated earlier under Sections 13.2 and 13.3.

Article VII Improvements

7.1	All Improvements made after Effective Date jointly (provided that the features of such improvements are such that it is impossible to separate them for the purpose of applying for or obtaining the relevant patent protection) by one or more employees of ChipMOS Shanghai, as applicable, with one or more employees of ChipMOS Bermuda (including ChipMOS Bermuda’s employees seconded or assigned to work at facilities of ChipMOS Shanghai) shall be jointly owned by ChipMOS Shanghai, as applicable, and ChipMOS Bermuda, and each of them shall have the right to use such jointly owned Improvements, subject to the following conditions:

7.1.1	ChipMOS Shanghai and ChipMOS Bermuda shall each have the right to grant licenses (including the right for any licensee to grant sublicenses) to third party (unless such third party is a competitor of ChipMOS Bermuda) without compensation to the other party and/or their employees, and necessary consent is hereby given by the other party for the granting of such licenses as may be required by the law of any country; and

7.1.2	The expenses and costs in procuring and maintaining the intellectual property protection for the jointly owned Improvements shall be equally shared by ChipMOS Shanghai and ChipMOS Bermuda. ChipMOS Shanghai and ChipMOS Bermuda shall agree whether to apply for patent or other appropriate protection and, if so, which party shall prepare and prosecute such application and in which countries corresponding applications shall be filed and by whom.

7.2	The Improvements solely made by the employees of a party shall be solely owned by that party. ChipMOS Shanghai and ChipMOS Bermuda agree to keep secret and confidential the Improvements solely made by or jointly made with the other party.

7.3	During the Term, ChipMOS Shanghai shall notify ChipMOS Bermuda of Improvements it has made. If the Improvements are solely owned by ChipMOS Shanghai, ChipMOS Shanghai shall grant ChipMOS Bermuda an unrestricted, non-exclusive, fully paid-up, royalty-free, worldwide and perpetual right and license (with the right to grant sublicenses) under such patents or other intellectual properties arising therefrom, to use, make, have made, develop, have developed, sell, import, lease and otherwise dispose of semiconductor products and to use any apparatus and/or material and any method and/or process in the manufacture of such products.

7.4	During the Term, ChipMOS Bermuda shall grant to ChipMOS Shanghai non-exclusive right and license under the Improvements solely owned by ChipMOS Bermuda at terms and conditions to be agreed upon by ChipMOS Shanghai and ChipMOS Bermuda.

Article VIII Expenses and Taxes

8.1	ChipMOS Shanghai shall be responsible for all expenses incurred by ChipMOS Shanghai or ChipMOS Bermuda in relation to the transfer of the Licensed Technology and provision of the Services.

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8.2	ChipMOS Shanghai shall be responsible to pay all applicable taxes, levies, duties, similar governmental charges of any type or nature in connection with this Agreement under the tax laws and regulations, and penalties and interest of PRC, if any (“Imposts”). ChipMOS Bermuda shall be responsible to pay all applicable Imposts in connection with this Agreement on the basis of its net income under tax laws and regulations of Bermuda or other jurisdictions. All payments and consideration payable to ChipMOS Bermuda hereunder shall be net of any Imposts. The Parties will consult each other and cooperate in minimizing any applicable Imposts payable by the Parties.

Article IX Warranties

9.1	ChipMOS Bermuda represents and warrants that:

(i) ChipMOS Bermuda has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder; and this Agreement has been duly authorized and is enforceable upon the Effective Date against ChipMOS Bermuda in accordance with its terms;

(ii) ChipMOS Bermuda has the right to transfer the Licensed Technology and to grant the License; and

(iii) The Licensed Technology and Technical Documentation to be transferred hereunder shall be provided on an “AS IS” basis and shall be the same in both scope and contents as those available at ChipMOS Bermuda on the date of this Agreement; and

9.2	ChipMOS Shanghai represents and warrants that:

(i) ChipMOS Shanghai has the requisite power and authority to enter into this Agreement, to receive the rights and licenses granted herein, and to perform its obligations hereunder upon the Effective Date;

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(ii) This Agreement has been duly authorized and is enforceable against ChipMOS Shanghai upon the Effective Date in accordance with its terms;

(iii) ChipMOS Shanghai shall use the Licensed Technology on the Licensed Products only; and

(iv) ChipMOS Shanghai, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by ChipMOS Bermuda or its employees to enter into this Agreement, and further warrants and represents that (a) it has conducted sufficient due diligence investigation with respect to Licensed Technology in all respects, including without limitation, the legal status and the technical effectiveness thereof; and (b) ChipMOS Shanghai has adequate knowledge and expertise, or has utilized knowledgeable expert consultants, to conduct the due diligence investigation.

9.3	Nothing contained in this Agreement shall be construed as a warranty or representation that the possession or use of any Licensed Technology or Technical Documentation provided under this Agreement and/or the manufacture, sale, lease, use or other disposition of systems, apparatus, material, processes, circuits, devices, software and products hereunder will be free from infringement of intellectual property rights of third parties.

9.4	ChipMOS Bermuda makes no representation or warranty as to the condition or accuracy, sufficiency or suitability for ChipMOS Shanghai’s use of any Licensed Technology, Technical Documentation or Services provided under this Agreement, or for the quality or successful manufacture of any product or process made hereunder, nor does ChipMOS Bermuda assume any responsibility or liability for any costs, losses or damages, whether indirect, consequential or incidental, which might arise out of ChipMOS Shanghai’s possession or use thereof

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9.5	ChipMOS Shanghai, by execution hereof, acknowledges and agrees that all representation and warranties made, or obligations, responsibilities and liabilities assumed by ChipMOS Bermuda under the Joint Development Agreement made and executed by and between ChipMOS TECHNOLOGIES INC. and ChipMOS Bermuda on January 1, 2007 (“Master Agreement”) shall apply to ChipMOS Shanghai as if it were assuming the contractual position of ChipMOS Bermuda as a Licensee under the Master Agreement. ChipMOS Shanghai further agrees to be bound by the Master Agreement, and that ChipMOS TECHNOLOGIES INC. shall be a third party beneficiary of this Agreement and shall have the same rights and privileges (but not the obligations and liabilities) as those of ChipMOS Bermuda hereunder and may exercise such rights and privileges directly to ChipMOS Shanghai.

Article X Indemnification

10.1	Each Party (the “Indemnifying Party”) shall indemnify and hold the other Party (the “Indemnified Party”) and its directors, officers, employees, agents and consultants (“Indemnified Persons”) harmless from and against any and all damages, losses, claims, expenses, costs (including reasonable attorneys’ fees and litigation or arbitration costs) or other liability incurred by the Indemnified Party and Indemnified Persons, arising out of or relating to any breach of a representation, warranty or covenant of the Indemnifying Party under this Agreement. Provided that the Indemnified Party shall provide to the Indemnifying Party prompt written notice of any such claim for which indemnification is sought and shall further provide reasonable cooperation in the defense and all related settlement negotiations thereof. The Indemnifying Party shall have the right to control the defense of a claim for which indemnification is sought hereunder, Notwithstanding any of the foregoing, the Indemnified Party shall have the right, in its absolute discretion and at its sole cost, to employ attorneys of its own choice in the defense of such claim. The indemnification liability of either Party hereunder shall in no event exceed the consideration for transfer of the Licensed Technology as described in Section 3.1.

10.2	ChipMOS Shanghai agrees to maintain liability insurance coverage on the Licensed Products consistent with sound business practice.

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Article XI Third Parties Claim

11.1	In case of a third party’s infringement claim directed to the use of Licensed Technology, Technical Documentation or Services, or the manufacture or sales of the Licensed Products (“Third Party Claim”), the Parties agree to cooperate fully with each other. At the request and expense of the Party being subject to the Third Party Claim, the other Party shall provide necessary assistance and permit access to its personnel, records, papers, and information necessary for the defense thereof. The assistance and access provided by either Party hereunder shall be the sole and exclusive obligation of that Party with respect to the Third Party Claim.

Article XII Confidentiality

12.1	The Licensed Technology and Technical Documentation shall be deemed as Confidential Information for all purposes and at all times. Notwithstanding the above, information shall not be deemed confidential if it is proved with conclusive evidence, which (i) is or becomes generally known to the public through no unlawful act or fault of the receiving Party; (ii) was known to the receiving Party at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing Party; (iv) was independently developed by the receiving Party without any use of or reference to the Confidential Information of the disclosing Party; or (v) becomes known to the receiving Party from a source other than the disclosing Party without breach of this Agreement and not subject to confidentiality duty.

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12.2	Each Party agrees that it shall not use or disclose to any person or entity the Confidential Information of the other Party, except that each Party may (a) use the Confidential Information of the other Party to carry out the activities expressly permitted hereunder, (b) disclose the Confidential Information of the other Party to those persons who have a need to know such Confidential Information in order to carry out the activities expressly permitted hereunder on behalf of the receiving Party and who are bound by confidentiality obligations no less stringent than those contained herein, and (c) disclose the Confidential Information as required by judicial order or other legal obligation, provided that, in such event, the Party subject to such obligation shall promptly notify the other Party to allow intervention (and shall cooperate with the other Party) to contest or minimize the scope of the disclosure (including application for a protective order). Each Party agrees to take precautions to prevent unauthorized disclosure or use of the Confidential Information of the other Party, and such precautions shall be consistent with the precautions used to protect the receiving Party’s own confidential information of like significance, but in no event less than the care exercised by a reasonable business person in the protection of its valuable confidential information. In the event that a receiving Party learns or has reason to believe that any person who has had access to the Confidential Information of the other Party has violated or intends to violate the terms of this Agreement, the receiving Party shall immediately notify the other Party and shall cooperate with the other Party in seeking any relief against any such person or violation.

12.3	All Confidential Information of a disclosing Party shall remain the sole property of such disclosing Party. Upon the termination of this Agreement, or at any time the disclosing Party requires, the receiving Party shall return the Confidential Information of the other Party and not keep or retain any copies of the other Party’s Confidential Information.

12.4	ChipMOS Shanghai shall not disclose or publicize the existence or the terms of this Agreement, without the prior written consent of ChipMOS Bermuda.

12.5	ChipMOS Shanghai shall procure non-disclosure undertakings from its employees having access to the Confidential Information of ChipMOS Bermuda on a need-to-know basis. The terms of the non-disclosure undertaking shall be no less stringent than those contained herein. ChipMOS Shanghai shall provide to ChipMOS Bermuda list of the foregoing employees and copies of the non-disclosure undertakings, and shall update the list in a timely manner.

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12.6	In the event of any unauthorized disclosure or use of ChipMOS Bermuda’s Confidential Information by any of ChipMOS Shanghai’s employees (in such case, it shall be deemed as violation by ChipMOS Shanghai), ChipMOS Bermuda shall have the right to commence legal proceedings directly against such employee, and such direct claim shall be addressed and granted in the non-disclosure undertaking executed by ChipMOS Shanghai’s employees. The damages that would be suffered by ChipMOS Bermuda as a result of a breach of the provisions of this Article XII may not be calculable and that an award of a monetary judgment for such a breach would be an inadequate remedy. Consequently, ChipMOS Bermuda shall have the right, in addition to any other rights it may have, to obtain, in any court of competent jurisdiction, injunctive relief or the like to restrain any breach or threatened breach of any provision of this Article XII or otherwise to specifically enforce any of the provisions hereof. In the event of ChipMOS Shanghai’s breach (including the breach by its employees) of any of the provisions of this Article XII, ChipMOS Shanghai agrees to pay ChipMOS Bermuda liquidated damages in the amount of US$ 1,000,000 for each such breach. These remedies are in addition to any other remedy, including, without limitation, the recovery by ChipMOS Bermuda of its actual damages in excess of the liquidated damages, available to ChipMOS Bermuda.

12.7	The confidentiality obligations of the Parties and their employees shall survive the termination or expiration of this Agreement.

Article XIII Term and Termination

13.1	This Agreement and the License shall come into force on the Effective Date and shall remain in full force and effect for ten (10) years from Effective Date, unless and until earlier terminated hereunder.

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13.2	Each Party may terminate this Agreement by delivering written notice to the other Party in the event that: (i) the other Party materially breaches this Agreement and, to the extent such breach is curable, fails to cure such breach within ten (10) days following the date the breaching Party receives written notice from the non-breaching Party describing such breach; (ii) the other Party materially breaches this Agreement and such breach is not curable; (iii) a petition for the other Party’s bankruptcy has been filed and is not discharged within thirty (30) days, whether voluntary or involuntary; (iv) an assignment of the other Party’s assets is made for the benefit of creditors; (v) the appointment of a trustee or receiver is made to take charge of the other Party’s business for any reason; (vi) the other Party becomes insolvent or ceases to conduct business in the normal course. For purposes of this Section 13.2, any breach of Articles VI and XII, Sections 9.2 (iii), and 16.5 shall be deemed an incurable breach.

13.3	This Agreement and the License shall automatically terminate upon: (i) the board of directors of ChipMOS Shanghai passes the resolution of winding up ChipMOS Shanghai; (ii) termination of the Master Agreement for whatsoever reasons; or (iii) ChipMOS Shanghai ceases to be a SUBSIDIARY controlled by ChipMOS Bermuda as defined in Section 1.9 of the Master Agreement, provided, however, that ChipMOS Bermuda shall refund ChipMOS Shanghai the proportionate consideration in Section 3.1 for the remaining Term of the License. Upon the termination of this Agreement and receipt of the foregoing proportionate refund of consideration, ChipMOS Shanghai shall cease to use any of Licensed Technology or Technical Documentation, unless otherwise authorized by ChipMOS Bermuda.

13.4	Notwithstanding the foregoing, the termination or expiration of this Agreement shall not relieve either Party of any liability or obligation that accrued prior to such termination or expiration.

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Article XIV Arbitration

14.1	All matters, questions, disputes, differences or claims arising between the Parties as to (i) the effect, interpretation or application of this Agreement, (ii) their respective rights, duties or liabilities hereunder, or (iii) any act, matter or thing arising out of or in connection with this Agreement (the “Difference”), shall first be resolved through friendly negotiations between the Parties. Such negotiations shall commence within a period of seven (7) working days of the issue of notice (the “Notice”) in writing by one Party to the other Party (the “Notified Party”) calling for the same.

14.2	In the event that such negotiations fail to resolve the Difference within a period of forty-five (45) working days from the date of receipt of the Notice by the Notified Party, such Difference shall be finally settled by and pursuant to Hong Kong Arbitration Law and the rules of the Hong Kong International Arbitration Center by arbitrator(s) appointed in accordance with the established rules of such arbitration body. The arbitration proceedings shall be conducted in Hong Kong and in the English language.

14.3	Unless otherwise provided herein, the Parties shall be responsible for the payment of their respective costs in connection with any arbitration proceeding.

14.4	The existence of a Difference between the Parties hereto, or the initiation or continuance of any arbitration proceedings referred to above, shall not delay or otherwise postpone the performance of the undisputed obligations of the Parties hereto and the arbitrator shall take full cognizance and give due consideration to such performance, if any, in the making of the final award.

14.5	The arbitral award shall be final and binding on the Parties, and the judgment thereon may be rendered by any court having jurisdiction thereof or application may be made to such court for judicial recognition of the award or an order of enforcement, as the case may be. In the event that the arbitral award or judgment rendered thereon is entered by a court of competent jurisdiction for judicial recognition or an order of enforcement, the Parties shall waive all of their rights to object thereto insofar as permissible under the applicable laws.

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Article XV Force Majeure

15.1	No Party shall be held liable or responsible to the other Party for failure or delay in fulfilling or performing any obligation under this Agreement if such failure or delay is caused by actions or events which are beyond the reasonable control of the affected Party, the effect of which is to prevent or interfere with that Party’s performance hereunder, including, without limitation, (i) any natural disasters or public enemy, fire, explosion, accident, embargo, or any other circumstances of like or different character commonly referred to as force majeure; or (ii) interruption of or delay in transportation or shortage or failure of supply of materials or equipment, breakdowns, strikes, or other labor strike from whatever cause arising; or (iii) compliance by either Party with any valid order, action, directive, or request of any governmental official, department, agency, or authority. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition and the extent to which the affected Party will be unable to fully perform its obligations hereunder. Each Party further agrees to use all reasonable efforts to correct such conditions as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform such obligation, provided that, in the event of such prevention or delay as aforesaid, the Parties hereto, instead of exercising the aforesaid option, may consult with each other in order to mutually determine the course of action to be taken, in order to minimize the effects of such prevention or delay and continue the operation of this agreement.

Article XVI General Provisions

16.1	This Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong Special Administrative Region without giving effect to its conflict of laws principles.

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16.2	Should any provision of this Agreement or the application of such provision to any person or circumstance be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

16.3	No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either Party unless the same shall have been mutually assented to in writing by both Parties.

16.4	The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either Party to enforce each and every such provision thereafter. The express waiver by either Party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

16.5	Unless otherwise provided herein, ChipMOS Shanghai shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any or its rights (including, without limitation, the License) or obligations under this Agreement without the prior written consent of ChipMOS Bermuda, which consent may be withheld in ChipMOS Bermuda’s sole discretion. Any purported assignment, sale, transfer, delegation or other disposition of this Agreement or the License, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

16.6	All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, if delivered by hand, at the time of receipt or, if communicated by cable or similar electronic means, at the time receipt thereof has been confirmed by return electronic communication or signal that the message has been clearly received or, if mailed, seven (7) days after mailing, registered airmail return receipt requested, with postage prepaid.

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In case of ChipMOS Bermuda:

Contact person: S. K. Chen

Title: Chief Financial Officer

Address: No.1, R&D Rd. 1, Hsinchu Science Park, Taiwan, R.O.C.

In case of ChipMOS Shanghai:

Contact person: Carl Lei

Title: Vice President

Address: 9688 Songze Ave., Qingpu Industrial Zone, Shanghai, China

Provided, however, that if a Party shall have designated a different address by notice to the other Party, then to the last address so designated.

16.7	The terms and conditions of this Agreement constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties hereto with respect to the subject matter hereof. Unless specifically set forth in this Agreement, no representations, warranties or covenants have been made, assumed or agreed to by the Parties and no agent of the Parties has been authorized to make or agree to any such representations, warranties or covenants.

16.8	The captions or headings of the Articles of this Agreement are for reference only and are not to be construed in any way as part of this Agreement.

16.9	This Agreement shall be in English. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

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16.10	This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. A Party may deliver this Agreement by transmitting a facsimile of this Agreement signed by such Party to the other Party, which facsimile signature shall be deemed an original.

(Signatures on following page.)

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IN WITNESS WHEREOF, the Parties have executed this Agreement and caused their respective corporate seals to be affixed by their officers thereunto duly authorized as of the day and year first written above.

ChipMOS TECHNOLOGIES (Shanghai) LTD.

By:
Name: Charles Chun-Ming, Cheng
Title: Chairman

ChipMOS TECHNOLOGIES (Bermuda) LTD.

By:
Name: S. J. Cheng
Title: Chairman and CEO

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ANNEX I LIST OF LICENSED TECHNOLOGY